                                                                    EXHIBIT 10.1

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                            STOCK PURCHASE AGREEMENT


                                      among


                               TICKETS.COM, INC.,

                       GENERAL ATLANTIC PARTNERS 74, L.P.,

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                  GAPSTAR, LLC,

                                       AND

           INTERNATIONAL CAPITAL PARTNERS, INC., PROFIT SHARING TRUST


                  -------------------------------------------
                               Dated: May 1, 2001
                  -------------------------------------------


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





                                Table of Contents
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
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ARTICLE I     DEFINITIONS......................................................1
   1.1        Definitions......................................................1

ARTICLE II    PURCHASE AND SALE OF PREFERRED STOCK.............................8
   2.1        Purchase and Sale of Preferred Stock at the First Closing........8
   2.2        First Closing....................................................8
   2.3        Purchase and Sale of Preferred Stock at the Second Closing.......8
   2.4        Second Closing...................................................8
   2.5        Certificates of Designations.....................................9
   2.6        Use of Proceeds..................................................9

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................9
   3.1        Corporate Existence and Power....................................9
   3.2        Authorization; No Contravention..................................10
   3.3        Governmental Authorization; Third Party Consents.................10
   3.4        Binding Effect...................................................10
   3.5        Litigation.......................................................10
   3.6        Compliance with Laws.............................................11
   3.7        Capitalization...................................................11
   3.8        No Default or Breach; Contractual Obligations....................12
   3.9        SEC Documents; Financial Statements. ............................13
   3.10       No Material Adverse Change; Ordinary Course of Business..........13
   3.11       Taxes............................................................14
   3.12       Private Offering.................................................14
   3.13       Employee Benefit Plans...........................................14
   3.14       Liabilities......................................................15
   3.15       Intellectual Property............................................15
   3.16       Privacy of Customer Information..................................17
   3.17       Environmental Matters............................................17
   3.18       Broker's, Finder's or Similar Fees...............................18

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................18
   4.1        Existence and Power..............................................18
   4.2        Authorization; No Contravention..................................18
   4.3        Governmental Authorization; Third Party Consents.................18
   4.4        Binding Effect...................................................18
   4.5        Purchase for Own Account.........................................19
   4.6        Restricted Securities............................................19
   4.7        Broker's, Finder's or Similar Fees...............................19
   4.8        Accredited Investor.  ...........................................19


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ARTICLE V     CONDITIONS OF THE PURCHASERS TO FIRST CLOSING....................20
   5.1        Representations and Warranties...................................20
   5.2        Compliance with this Agreement...................................20
   5.3        Officer's Certificate............................................20
   5.4        Secretary's Certificate..........................................20
   5.5        Filing of Certificate of Designations............................20
   5.6        Initial Purchased Shares.........................................21
   5.7        Registration Rights Agreement....................................21
   5.8        Opinion of Counsel...............................................21
   5.9        Nasdaq Waiver....................................................21
   5.10       Good Standing Certificates.......................................21
   5.11       No Material Adverse Change.......................................21
   5.12       Consents and Approvals...........................................21
   5.13       No Material Judgment or Order....................................21
   5.14       No Litigation....................................................22
   5.15       Board of Directors...............................................22

ARTICLE VI    CONDITIONS OF THE COMPANY TO FIRST CLOSING.......................22
   6.1        Payment of Purchase Price........................................22
   6.2        Registration Rights Agreement....................................22
   6.3        No Injunctions or Regulatory Restraints; Illegality..............22

ARTICLE VII   CONDITIONS OF THE PURCHASERS TO SECOND CLOSING...................22
   7.1        Representations and Warranties...................................23
   7.2        Compliance with this Agreement...................................23
   7.3        Officer's Certificate............................................23
   7.4        Secretary's Certificate..........................................23
   7.5        Additional Purchased Shares......................................23
   7.6        Opinion of Counsel...............................................23
   7.7        Stockholder Approval.............................................23
   7.8        Good Standing Certificates.......................................24
   7.9        No Material Adverse Change.......................................24
   7.10       Consents and Approvals...........................................24
   7.11       No Material Judgment or Order....................................24
   7.12       No Litigation....................................................24
   7.13       Amendment of Certificate of Incorporation.  .....................24

ARTICLE VIII  CONDITIONS OF THE COMPANY TO SECOND CLOSING......................24
   8.1        Payment of Purchase Price........................................25
   8.2        Stockholder Approval.............................................25

ARTICLE IX    INDEMNIFICATION..................................................25
   9.1        Indemnification..................................................25
   9.2        Notification.....................................................26
   9.3        Contribution.....................................................26
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ARTICLE X     COVENANTS........................................................27
   10.1       Conduct of Business of the Company.  ............................27
   10.2       Satisfaction of Conditions.......................................27
   10.3       Preparation of the Proxy Statement; Stockholders Meeting.........28
   10.4       Reservation of Common Stock......................................29
   10.5       NASDAQ Listing...................................................29
   10.6       Approval by the Company's Stockholders...........................29
   10.7       Insurance........................................................30
   10.8       Books and Records................................................30
   10.9       Back-ups of Computer Software....................................30
   10.10      Inspection. .....................................................30
   10.11      Board of Directors...............................................30

ARTICLE XI    TERMINATION OF AGREEMENT.........................................30
   11.1       Termination......................................................30
   11.2       Survival.  ......................................................31

ARTICLE XII   MISCELLANEOUS....................................................31
   12.1       Survival of Representations and Warranties.......................31
   12.2       Notices..........................................................32
   12.3       Successors and Assigns; Third Party Beneficiaries................33
   12.4       Amendment and Waiver.............................................33
   12.5       Counterparts.....................................................34
   12.6       Headings.........................................................34
   12.7       GOVERNING LAW....................................................34
   12.8       Severability.....................................................34
   12.9       Rules of Construction............................................34
   12.10      Entire Agreement.................................................34
   12.11      Fees.............................................................34
   12.12      Publicity; Confidentiality.......................................35
   12.13      Further Assurances...............................................35
   12.14      Legal Representation.............................................35

EXHIBITS

A                 Bylaws
B                 Form of Certificate of Designations
C                 Certificate of Incorporation
D                 Form of Registration Rights Agreement
E                 Form of Brobeck Phleger & Harrison LLP Opinion

SCHEDULES

2.1               Initial Purchased Shares and Purchase Price
2.3               Additional Purchased Shares and Purchase Price
3.1(a)            Corporate Existence
3.1(c)            Corporate Power
3.2               Execution, Delivery and Performance
3.3               Authorizations and Consents
3.5               Litigation
3.7(b)            Capitalization
3.7(c)            List of Subsidiaries and their Equity Holders
3.8               Contractual Obligations
3.13              Employee Benefit Plans
3.16(a)(iii)      Infringements by the Company of Intellectual Property
                  of Others
3.16(a)(iv)       Intellectual Property Litigation
3.16(b)           Infringements of Intellectual Property of the Company
3.16(d)           Intellectual Property Licenses, Sublicenses, Distributor
                  Agreements and Other Agreements

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of May 1, 2001 (this "Agreement"), by and among Tickets.com, Inc., a Delaware corporation (the "Company"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"), GapStar, LLC, a Delaware limited liability company ("GapStar" and, collectively with GAP LP and GAP Coinvestment, the "GAP Purchasers") and International Capital Partners, Inc., Profit Sharing Trust, a Connecticut trust ("ICP" and together with the GAP Purchasers, the "Purchasers").

     WHEREAS, at the First Closing (as hereinafter defined), upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to each of the Purchasers the aggregate number of shares of Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share (the "Preferred Stock"), of the Company set forth opposite such Purchaser's name on
Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto; and

     WHEREAS, at the Second Closing (as hereinafter defined), upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to each of the Purchasers the aggregate number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule 2.3 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.3 hereto; and

     WHEREAS, each share of Preferred Stock is convertible (subject to adjustment) into one share, par value $0.000225 per share, of common stock of the Company (the "Common Stock").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Additional Purchased Shares" has the meaning set forth in Section 2.3 of this Agreement.

     "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and
GapStar: (a) GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and the limited partners of GAP LP; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or the limited partners of GAP LP; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC. In addition, GAP LP, GAP Coinvestment and GapStar shall be deemed to be Affiliates of one another.

     "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     "Assets" has the meaning set forth in Section 3.18 of this Agreement.

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     "Bylaws" means the bylaws of the Company in effect on the First Closing Date attached hereto as Exhibit A, as the same may be amended from time to time.

     "Certificate of Designations" means the Certificate of Designations with respect to the Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the First Closing Date substantially in the form attached hereto as Exhibit B.

     "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company in effect on the First Closing Date attached hereto as Exhibit C, as the same may be amended from time to time.

     "Claims" has the meaning set forth in Section 3.5 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Common Stock" has the meaning set forth in the recitals to this Agreement.

     "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m), (o) or
(t).

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Company Plan" has the meaning set forth in Section 3.13 of this Agreement.

     "Condition of the Company" means the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

     "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

     "Environmental Laws" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     "Financial Statements" has the meaning set forth in Section 3.9 of this Agreement.

     "First Closing" has the meaning set forth in Section 2.2 of this Agreement.

     "First Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

     "GAAP" means United States generally accepted accounting principles in effect from time to time.

     "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

     "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

     "GAP LP" has the meaning set forth in the preamble to this Agreement.

     "GapStar" has the meaning set forth in the preamble to this Agreement.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Governmental Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination, award, citation or notice of violation entered by or with any Governmental Authority.

     "ICP" has the meaning set forth in the preamble to this Agreement.

     "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

     "Indemnified Party" has the meaning set forth in Section 9.1 of this Agreement.

     "Indemnifying Party" has the meaning set forth in Section 9.1 of this Agreement.

     "Initial Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

     "Intellectual Property" has the meaning set forth in Section 3.15 of this Agreement.

     "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

     "Knowledge" means the knowledge of the Company after due inquiry.

     "Liabilities" has the meaning set forth in Section 3.14 of this Agreement.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

     "Losses" has the meaning set forth in Section 9.1 of this Agreement.

     "NASDAQ" means the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

     "Orders" has the meaning set forth in Section 3.2 of this Agreement.

     "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

     "Permits" has the meaning set forth in Section 3.6 of this Agreement.

     "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Plan" means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

     "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

     "Proxy Statement" has the meaning set forth in Section 10.3 of this Agreement.

     "Purchased Shares" has the meaning set forth in Section 2.3 of this Agreement.

     "Purchasers" has the meaning set forth in the preamble to this Agreement.

     "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

     "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     "Requisite Company Vote" has the meaning set forth in Section 3.2 of this Agreement.

     "Retiree Welfare Plan" means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost of which is fully paid by the current or former employee or his or her dependents).

     "SEC" has the meaning set forth in Section 3.9 of this Agreement.

     "SEC Documents" has the meaning set forth in Section 3.9 of this Agreement.

     "Second Closing" has the meaning set forth in Section 2.4 of this Agreement.

     "Second Closing Date" has the meaning set forth in Section 2.4 of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     "Software" means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

     "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to Common Stock or such other capital stock.

     "Stockholder Approval" has the meaning set forth in Section 8.2 of this Agreement.

     "Stock Option Plan" means the 1999 Stock Incentive Plan of the Company pursuant to which up to 9,884,800 shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company.

     "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

     "Taxes" means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

     "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

     "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

     "Transaction Documents" means, collectively, this Agreement and the Registration Rights Agreement.

                                   ARTICLE II

                      PURCHASE AND SALE OF PREFERRED STOCK

     2.1 Purchase and Sale of Preferred Stock at the First Closing. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser severally agrees to purchase from the Company, on the First Closing Date the number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto (all of the shares of Preferred Stock being purchased pursuant to this section being referred to herein as the "Initial Purchased Shares").

     2.2 First Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Initial Purchased Shares (the "First Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m., local time, on the later to occur of (x) the second (2nd) Business Day following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement or (y) ten (10) days from the date hereof, or at such other time, place and date that the Company, the GAP Purchasers and ICP may agree in writing (the "First Closing Date"). On the First Closing Date, the Company shall deliver to each of the Purchasers a certificate or certificates in definitive form and registered in the name of each such Purchaser, representing his, her or its Initial Purchased Shares against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

     2.3 Purchase and Sale of Preferred Stock at the Second Closing. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser severally agrees to purchase from the Company, on the Second Closing Date the number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule 2.3 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.3 hereto (all of the shares of Preferred Stock being purchased pursuant to this section being referred to herein as the "Additional Purchased Shares" and, together with the Initial Purchased Shares, the "Purchased Shares").

     2.4 Second Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the sale and purchase of the

Additional Purchased Shares (the "Second Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m., local time, on the second (2nd) Business Day following the date upon which the conditions set forth in Articles VII and VIII shall be satisfied or waived in accordance with this Agreement (provided, that in any case such conditions must be satisfied no later than 75 days following the First Closing Date) or at such other time, place and date that the Company, the GAP Purchasers and ICP may agree in writing (the "Second Closing Date"). On the Second Closing Date, the Company shall deliver to each of the Purchasers a certificate or certificates in definitive form and registered in the name of each such Purchaser, representing his, her or its Additional Purchased Shares against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

     2.5 Certificates of Designations. The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designations.

     2.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares to the Purchasers to fund the Company's working capital.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the Purchasers as follows:

     3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries
(a) is a corporation duly organized, validly existing and, except as set forth on Schedule 3.1(a), in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged, (c) is duly qualified as a foreign corporation, licensed and, except as set forth on
Schedule 3.1(c), in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the Company and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement. No jurisdiction, other than those referred to in clause (c) above, has claimed, in writing or otherwise, that either the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, and neither the Company nor any of its Subsidiaries files any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. Neither the Company nor any of its Subsidiaries owns or leases property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in clause (c) above.

     3.2 Authorization; No Contravention. Except as set forth on Schedule 3.2, the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action of the Company, (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws or the certificate of incorporation, bylaws or other organizational documents of any of its Subsidiaries, (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries or any Requirements of Law applicable to the Company or its Subsidiaries and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or its Subsidiaries. The approval by a majority of the holders of the Common Stock present and voting at a duly called meeting of the Company's stockholders of the sale and issuance of the Additional Purchased Shares (the "Requisite Company Vote") is the only vote required by the Company's stockholders in connection with the sale and purchase of the Purchased Shares.

     3.3 Governmental Authorization; Third Party Consents. Except as set forth in Schedule 3.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the Registration Rights Agreement or the transactions contemplated hereby and thereby.

     3.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.5 Litigation. Except as set forth on Schedule 3.5 or disclosed in the SEC Documents, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor known by the Company involving (i) the prior employment of any of the employees of the Company or its Subsidiaries or (ii), the use of any information or techniques allegedly proprietary to any of their former employers in connection with the business of the Company. No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the Registration Rights Agreement.

     3.6  Compliance with Laws.

          (a) The Company and its Subsidiaries are in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company and such Subsidiaries in all respects. To the Company's Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or its Subsidiaries from, or otherwise materially adversely effect the Company or its Subsidiaries in, conducting their businesses in any jurisdiction in which it now conducts or proposes to conduct such businesses.

          (b) (i) The Company and its Subsidiaries have all material licenses, permits and approvals of any Governmental Authority (collectively, "Permits") that are necessary for the conduct of the business of the Company; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit.

          (c) No material expenditure is presently required by the Company to comply with any existing Requirement of Law or Order.

     3.7  Capitalization.

          (a) (i) On the First Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of 225,000,000 shares of Common Stock and 45,000,000 shares of undesignated "blank check" preferred stock. As of the close of business on May 1, 2001, 59,277,000 shares of Common Stock were issued and outstanding. As of the date of this Agreement, the maximum number of shares underlying options to purchase shares of Common Stock which may be issued under the Stock Option Plan is 5,508,633, of which 4,376,167 options have been granted.

               (ii) On the Second Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of 225,000,000 shares of Common Stock and 45,000,000 shares of undesignated "blank check" preferred stock.

          (b) Except as set forth on Schedule 3.7(b) or disclosed in the SEC Documents, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or (iii) other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company. The Purchased Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. The shares of Common Stock issuable upon conversion of the Purchased Shares have been duly reserved for issuance upon conversion of the Preferred Shares and, when issued in compliance with the provisions of the Certificate of Designations, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Stock are all duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.

          (c) Schedule 3.7(c) sets forth, as of the First Closing Date, a true and complete list of (x) each of the Subsidiaries of the Company, (y) the percentage of the authorized shares of capital stock of such Subsidiary owned by the Company and (z) the stockholders of such Subsidiary and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents owned by such stockholder. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws. Except as set forth on Schedule 3.7(c), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest. Except as set forth on Schedule 3.7(c), neither the Company nor any of its Subsidiaries, owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary.

          (d) The Common Stock currently is listed for trading on the Nasdaq and (i) except as set forth on Schedule 3.7(d), the Company and the Common Stock meet the currently applicable criteria for continued listing and trading on Nasdaq, (ii) no suspension of trading in the Common Stock is in effect and (iii) the Company has delivered to Nasdaq all required notices.

     3.8 No Default or Breach; Contractual Obligations. Neither the Company nor any of its Subsidiaries have received notice of a default nor is in default under, or with respect to, any material Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as described in the SEC Documents or as set forth on
Schedule 3.8, neither the Company nor any of its Subsidiaries is a party to any Contractual Obligations, whether written or oral, (i) which involve an amount in excess of $100,000 or (ii) which are otherwise material to the Condition of the Company. All of such Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the other parties thereto, and the Company and its Subsidiaries have paid in full or accrued all amounts due thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder. To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

     3.9 SEC Documents; Financial Statements. Since November 3, 1999, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company (the "Financial Statements") included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Purchasers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

     3.10 No Material Adverse Change; Ordinary Course of Business. Since December 31, 2000, (a) there has not been any material adverse change, nor is any such change reasonably expected, in the Condition of the Company, (b) the Company and its Subsidiaries have not participated in any transaction material to the Condition of the Company or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company and such Subsidiaries, (c) the Company and its Subsidiaries have not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company and its Subsidiaries have not created or assumed any Lien on a material asset of the Company and such Subsidiaries, (e) the Company and its Subsidiaries have not entered into any Contractual Obligation, other than in the ordinary course of business and (f) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

     3.11 Taxes. (a) The Company and its Subsidiaries have paid all Taxes which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by them in connection with any such Taxes, other than Taxes being disputed by the Company or its Subsidiaries in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and its Subsidiaries have timely filed or caused to be filed all returns for Taxes that they are required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete; (c) with respect to all Tax returns of the Company and its Subsidiaries, (i) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and its Subsidiaries with respect to the Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and its Subsidiaries attributable to periods prior to or ending on the First Closing Date or the Second Closing Date, as the case may be, have been adequately provided for on the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company and its Subsidiaries.

     3.12 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or other securities are so registered.

     3.13 Employee Benefit Plans. Schedule 3.13 hereto and the SEC Documents together list each Plan that the Company maintains or to which the Company contributes (the "Company Plans"). The Company and its Subsidiaries have no liability under any Plans other than the Company Plans. Except as set forth on
Schedule 3.13, neither the Company nor its Subsidiaries nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company

Plan. No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending. Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under
Section 501(a) of the Code and has been so exempt since its creation. No Company Plan is a Retiree Welfare Plan. Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under section 280G of the Code. There are no unfunded obligations under any Company Plan that are not fully reflected on the Financial Statements. The Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

     3.14 Liabilities. The Company and its Subsidiaries do not have any direct or indirect obligation or liability (the "Liabilities") other than (a) Liabilities fully and adequately reflected in or reserved against on the Financial Statements and (b) Liabilities incurred since December 31, 2000 in the ordinary course of business. The Company has no Knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company or its Subsidiaries except in the ordinary course of business.

     3.15 Intellectual Property.

          (a) The Company and its Subsidiaries are the owners of all, or have the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used in connection with their businesses as presently conducted or contemplated in the business plan of the Company and its Subsidiaries, free and clear of all Liens.

               (i) None of the Company's Intellectual Property is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

               (ii) With regard to all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or its Subsidiaries are either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries, the Company and its Subsidiaries have substantially performed all obligations imposed upon them thereunder, and are not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of such

Intellectual Property licenses are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following either the First Closing or Second Closing, as the case may be, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

               (iii) Other than as set forth on Schedule 3.16(a)(iii), none of the Intellectual Property currently sold or licensed by the Company or its Subsidiaries to any Person or used by or licensed to the Company or its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

               (iv) Except as set forth on Schedule 3.16(a)(iv), no litigation is pending and no Claim has been made against the Company or its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or its Subsidiaries.

          (b) Except as set forth on Schedule 3.16(b), to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company and its Subsidiaries.

          (c) No former employer of any employee of the Company or its Subsidiaries, and no current or former client of any consultant of the Company or its Subsidiaries, has made a claim against the Company, its Subsidiaries or any Affiliates thereof or, to the Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

          (d) Except as set forth on Schedule 3.16(d) or disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries are parties to or bound by any license or other agreement requiring the payment by the Company or such Subsidiaries of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company or such Subsidiaries.

          (e) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any Requirement of Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or its Subsidiaries or any prior employer.

          (f) To the Knowledge of the Company, none of the Trade Secrets of the Company or its Subsidiaries, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, have been disclosed to any Person other than employees, representatives and agents of the Company or its

Subsidiaries, except as required pursuant to the filing of a patent application by the Company or such Subsidiaries.

          (g) It is not necessary for the businesses of the Company and its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or its Subsidiaries (or Persons the Company or any of its Subsidiaries presently intend to hire). To the Company's Knowledge, at no time during the conception or reduction to practice of any of the Company's or its Subsidiaries' Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could adversely affect the Company's or such Subsidiaries' rights to their Intellectual Property.

          (h) All present employees of the Company and its Subsidiaries have executed and delivered proprietary invention agreements with the Company or such Subsidiaries as the case may be, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company or its Subsidiaries. No such employee or present consultant of the Company or its Subsidiaries has excluded works or inventions made prior to his employment with or work for the Company or its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

     3.16 Privacy of Customer Information. Neither the Company nor its Subsidiaries uses any of the customer information it receives through its websites or otherwise in an unlawful manner, or in a manner violative of the Company's or such Subsidiaries' privacy policy or the privacy rights of its customers. The Company and its Subsidiaries have not collected any customer information through their websites in an unlawful manner or in violation of its privacy policy. The Company and its Subsidiaries have adequate security measures in place to protect the customer information they receive through their websites and which they store in their computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of their customers. The Company and its Subsidiaries represent to their customers that they assure complete security as to the customer information they receive through their websites.

     3.17 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries pursuant to Environmental Laws. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which would have a material adverse effect on the Condition of the Company under, Environmental Laws.

     3.18 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

     4.1 Existence and Power. Such Purchaser (a) is a limited partnership, corporation, limited liability company or trust duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has (i) if such Purchaser is an individual, the legal capacity or (ii) if such Purchaser is a limited partnership, limited liability company or trust, requisite partnership, corporate, limited liability company or trust, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement.

     4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, (a) if applicable, have been duly authorized by all necessary partnership, corporate limited liability company, trust or other action, as the case may be, (b) if applicable, do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser (except for the Lien created on the Purchased Shares purchased by GapStar to secure its obligations under a bona fide loan made to acquire such Purchased Shares), and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

     4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and the Registration Rights Agreement or the transactions contemplated hereby and thereby.

     4.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

     4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

     4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

     4.8 Accredited Investor. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                                   ARTICLE V

                          CONDITIONS OF THE PURCHASERS
                                TO FIRST CLOSING

     The obligation of the Purchasers to purchase the Initial Purchased Shares, to pay the purchase price therefor at the First Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the GAP Purchasers and ICP, acting collectively, of the following conditions on or before the First Closing Date.

     5.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the First Closing Date as if made at and on such date.

     5.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the First Closing Date.

     5.3 Officer's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the GAP Purchasers and ICP dated the First Closing Date, and signed by an executive officer of the Company, certifying as to the matters set forth in Sections 5.1 and 5.2.

     5.4 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the GAP Purchasers and ICP, dated the First Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the Bylaws, and resolutions of the Board of Directors of the Company approving this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

     5.5 Filing of Certificate of Designations. The Certificate of Designations shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchasers shall have received evidence of such filing in form and substance reasonably satisfactory to the GAP Purchasers and ICP.

     5.6 Initial Purchased Shares. The Company shall be prepared to deliver to each of the Purchasers certificates in definitive form representing the number of Initial Purchased Shares set forth opposite such Purchaser's name on Schedule
2.1 hereto, registered in the name of such Purchaser.

     5.7 Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement.

     5.8 Opinion of Counsel. The Purchasers shall have received an opinion of Brobeck, Phleger & Harrison LLP, dated the First Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit E.

     5.9 Nasdaq Waiver. The Company shall have received from the NASDAQ Stock Market a waiver in form and substance reasonably satisfactory to the GAP Purchasers and ICP from Nasdaq Marketplace Rules 4350 and 4351 to the extent applicable in connection with the sale and issuance of the Initial Purchased Shares and complied with any conditions contained in such waiver in order to consummate the transactions contemplated hereby at the First Closing. The Common Stock issuable upon conversion of the Initial Purchased Shares will be accepted for listing on the Nasdaq Stock Market pending official notice of issuance.

     5.10 Good Standing Certificates. The Company shall have delivered to the Purchasers as of the Closing Date, good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation.

     5.11 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Condition of the Company.

     5.12 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and the Registration Rights Agreement shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

     5.13 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the GAP Purchasers and ICP, (a) prohibit or restrict
(i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company. The purchase of, and payment for, the Purchased Shares by the Purchasers shall not be prohibited by any law or Governmental Order or regulation.

     5.14 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or
(b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Registration Rights Agreement.

     5.15 Board of Directors. The Company shall have amended its bylaws (among other things, increasing the size of the Board of Directors of the Company to seven (7) members), in form and substance satisfactory to the GAP Purchaser. Two of the members of the Board of Directors of the Company shall have been designated by the GAP Purchasers and one vacancy shall have been reserved for the Additional Series F Director (as defined in the Certificate of Designation).

                                   ARTICLE VI

                   CONDITIONS OF THE COMPANY TO FIRST CLOSING

     The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the First Closing Date:

     6.1 Payment of Purchase Price. Each Purchaser shall be prepared to pay the aggregate purchase price for the Initial Company Purchased Shares to be purchased by such Purchaser.

     6.2 Registration Rights Agreement. Each Purchaser shall have duly executed and delivered the Registration Rights Agreement.

     6.3 No Injunctions or Regulatory Restraints; Illegality. The sale of the Shares by the Company to the Purchasers shall not be prohibited by any law or Government Order or regulation.

                                  ARTICLE VII

                 CONDITIONS OF THE PURCHASERS TO SECOND CLOSING

     The obligation of the Purchasers to purchase the Additional Purchased Shares, to pay the purchase price therefor at the Second Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the GAP Purchasers and ICP of the following conditions on or before the Second Closing Date.

     7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Second Closing Date as if made at and on such date.

     7.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Second Closing Date.

     7.3 Officer's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the GAP Purchasers and ICP dated the Second Closing Date, and signed by an executive officer of the Company, certifying as to the matters set forth in Sections 7.1 and 7.2.

     7.4 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the GAP Purchasers and ICP, dated the Second Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the Bylaws, and resolutions of the Board of Directors of the Company approving this Agreement and each of the Registration Rights Agreement and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

     7.5 Additional Purchased Shares. The Company shall be prepared to deliver to each of the Purchasers certificates in definitive form representing the number of Additional Purchased Shares set forth opposite such Purchaser's name on Schedule 2.3 hereto, registered in the name of such Purchaser.

     7.6 Opinion of Counsel. The Purchasers shall have received an opinion of Brobeck, Phleger & Harrison LLP, dated the First Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit E.

     7.7 Stockholder Approval. The Company shall have obtained (i) stockholder approval by the Requisite Company Vote in connection with the issuance of the Additional Purchased Shares in accordance with the terms of this Agreement at a duly called meeting of the stockholders of the Company and (ii) stockholder approval of the reverse stock split as contemplated by Section 10.3.

     7.8 Good Standing Certificates. The Company shall have delivered to the Purchasers as of the Closing Date, good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation.

     7.9 No Material Adverse Change. Since the First Closing Date, there shall have been no material adverse change in the Condition of the Company.

     7.10 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and the Registration Rights Agreement shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

     7.11 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the GAP Purchasers and ICP, (a) prohibit or restrict
(i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company.

     7.12 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or
(b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Registration Rights Agreement.

     7.13 Amendment of Certificate of Incorporation. The Company shall have amended it certificate of incorporation and bylaws (among other things, effecting a reverse stock split), in form and substance satisfactory to the GAP Purchasers and ICP.

                                  ARTICLE VIII

                   CONDITIONS OF THE COMPANY TO SECOND CLOSING

     The obligation of the Company to issue and sell the Additional Purchased Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Second Closing Date:

     8.1 Payment of Purchase Price. Each Purchaser shall be prepared to pay the aggregate purchase price for the Additional Purchased Shares to be purchased by such Purchaser.

     8.2 Stockholder Approval. The Company will take all reasonable action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of stockholders (which may be the Company's annual meeting of stockholders) to be held at or before the 75th day following the First Closing to obtain (a) the approval and authorization of the issuance and sale of the Preferred Stock to the Purchasers and the issuance of Common Stock issuable upon conversion of the Preferred Stock, and (b) such other matters as may be necessary or advisable to consummate the transactions contemplated by this Agreement (such approval by stockholders of all such maters is herein referred to as, the "Stockholder Approval").

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Indemnification. Except as otherwise provided in this Article IX, the Company (the "Indemnifying Party") agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the Registration Rights Agreement. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Purchased Shares. Additionally, in connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this Article IX for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

     9.2 Notification. Each Indemnified Party under this Article IX shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article IX, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article IX or (b) under this Article IX unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article IX shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

     9.3 Contribution. If the indemnification provided for in this Article IX from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 9.1 and 9.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                                   ARTICLE X

                                   COVENANTS

     The Company hereby covenants and agrees with the Purchasers as follows:

     10.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Purchasers, during the period from the date of this Agreement to the Second Closing Date, the Company will conduct its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort then would be applied in the absence of this Agreement, will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company, and to preserve the good will of customers, suppliers and all other Persons having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Second Closing Date, the Company will not, without the prior written consent of the GAP Purchasers and ICP, acting collectively, which consent will not be unreasonably withheld or delayed: (a) engage in any transaction (including, without limitation, capital expenditures) out of the ordinary course of its business and consistent with past practices;
(b) dispose of any of its assets or properties except to the extent these are used, retired or replaced in the ordinary course of its business; (c) fail to keep in force any governmental licenses, permits, authorizations, consents or approvals required by the Company to own its assets and properties or to carry on its business as currently conducted; (d) fail to keep in force its Intellectual Property rights; (e) fail to perform all material obligations required to be performed by it under any of the Material Contracts; (f) enter into transactions with affiliates of the Company; (g) pay dividends to, or redeem the shares of, stockholders of the Company other than pursuant to an existing restricted stock purchase agreement with current or former employees; and (h) amend the Certificate of Incorporation or the Bylaws of the Company.

     10.2 Satisfaction of Conditions.

          (a) Subject to the terms and conditions of this Agreement, the Company agrees to use its reasonable best efforts to cause the conditions set forth in Articles V and VII of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including cooperating fully with the other parties to this Agreement, including by provision of information and making of all necessary filings.

          (b) Subject to the terms and conditions of this Agreement, each Purchaser severally but not jointly agrees to use its reasonable best efforts to cause the conditions set forth in Articles V and VII of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including cooperating fully with the other parties to this Agreement, including by provision of information and making of all necessary filings.

     10.3 Preparation of the Proxy Statement; Stockholders Meeting.

          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify the GAP Purchasers and ICP upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the GAP Purchasers and ICP with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the GAP Purchasers and ICP an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by the Purchasers and (iii) shall not file or mail such document or respond to the SEC prior to receiving the GAP Purchasers' and ICP's approval, which approval shall not be unreasonably withheld or delayed.

          (b) If requested by the Company, each Purchaser shall use its commercially reasonable efforts to assist the Company in preparing the Proxy Statement, including, without limitation, providing to the Company any information regarding such Purchaser required to be included therein.

          (c) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Requisite Company Vote. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement.

     10.4 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares, as provided in the Certificate of Designations, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Certificate of Designations, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Certificate of Designations, and otherwise comply with the terms hereof and thereof.

     10.5 NASDAQ Listing.

          (a) The Company shall use its best efforts to prevent the Common Stock from being delisted on the NASDAQ Stock Market, including without limitation, (i) taking all actions reasonably related to maintaining NASDAQ listing standards including, but not limited to, the actions required pursuant to Section 10.3, (ii) following recommendations by NASDAQ or advice of counsel and (ii) refraining from taking actions reasonably expected to cause the Company to not meet NASDAQ listing standards.

          (b) If requested by the Company, each Purchaser shall use commercially reasonable efforts to assist the Company in preparing any materials to be submitted to NASDAQ by the Company for the purposes of maintaining the Company's listing thereon.

     10.6 Approval by the Company's Stockholders. Subject to requirements of applicable law, the board of directors of the Company shall recommend such approval, adoption and authorization, and the Company shall take all reasonable lawful action to solicit such approval, adoption and authorization of the Stockholder Approval. At any such meeting of stockholders, all of the Shares then owned by the Purchasers and their Affiliates will be voted in favor of the Stockholder Approval. The Proxy Statement with respect to such meeting of stockholders will conform to the requirements of this Agreement and, at the date thereof and at the date of such meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with information concerning the Purchasers furnished to the Company by the

Purchasers specifically for use in the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without consultation with the GAP Purchasers, ICP and each of their legal counsels.

     10.7 Insurance. The Company currently maintains insurance with an insurance company or association and it shall continue to maintain such coverage.

     10.8 Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

     10.9 Back-ups of Computer Software. The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs and databases at secure off-site locations.

     10.10 Inspection. The Company shall permit representatives of the Purchasers to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

     10.11 Board of Directors. The Company will use its reasonable commercial efforts to cause one of the vacancies on the Board of Directors to be filled by a representative of MLB.com on or prior to the Second Closing Date.

                                   ARTICLE XI

                            TERMINATION OF AGREEMENT

     11.1 Termination. This Agreement may be terminated prior to the First Closing as follows:

           (a) at any time on or prior to the First Closing Date, by mutual written consent of the Company and the GAP Purchasers and ICP;

           (b) at the election of the Company or the Purchasers and ICP, acting collectively, by written notice to the other parties hereto after 5:00 p.m., New York time, on June 30, 2001 if the First Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company, the GAP Purchasers and ICP; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available (i) to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date or (ii) if the First Closing has not occurred solely because any party hereto has not yet obtained a necessary approval from any Governmental Authority;

          (c) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach has not been cured within fifteen (15) Business Days of notice to the Purchasers of such breach; or

          (d) at the election of the GAP Purchasers and ICP, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within fifteen (15) Business Days notice to the Company of such breach.

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

     11.2 Survival. Notwithstanding Section 12.1, if this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I and this Section 11.2; provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 11.1(a) or Section 11.1(b) and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to
Section 11.1(c) or 11.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchasers of audited financial statements of the Company for the fiscal year ending December 31, 2001 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Section 3.7, which shall survive until the later of the third anniversary of the First Closing Date or the Second Closing Date, as the case may be and (b) Section 3.11, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.11 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

     12.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

          (a)  if to the Company:

               Tickets.com
               555 Anton Boulevard, 12th Floor
               Costa Mesa, CA  92626
               Telecopy:  (714) 327-5410
               Attention:  W. Thomas Gimple

               with a copy to:

               Brobeck Phleger & Harrison LLP
               550 South Hope Street
               Los Angeles, CA 90071-2604
               Telecopy:  (213) 745-3345
               Attention:  Richard S. Chernicoff, Esq.

          (b)  if to the GAP Purchasers:

               c/o General Atlantic Service Corporation
               3 Pickwick Plaza
               Greenwich, CT 06830
               Telecopy:  (203) 622-8818
               Attention:  Steven A. Denning

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY 10019-6064
               Telecopy:  (212) 757-3990
               Attention:  Douglas A. Cifu, Esq.

          (c)  if to ICP:

               International Capital Partners, Inc., Profit
                  Sharing Trust
               300 First Stamford Place
               Stamford, CT 06902
               Telecopy:  (203) 969-2212
               Attention:  Nicholas E. Sinacori
               with copy to:

               Cummings & Lockwood
               Four Stamford Plaza
               Stamford, CT  06904
               Telecopy:  203-351-4534
               Attention:  Stephen Marcovich, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 12.2 designate another address or Person for receipt of notices hereunder.

     12.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, (x) the Purchasers may assign any of their rights under this Agreement or the Registration Rights Agreement to any of their respective Affiliates and (y) ICP may assign its obligation to purchase up to $4.0 million of the Purchased Shares to the accredited investors previously identified to the Company and the GAP Purchasers pursuant to an assignment and assumption agreement reasonably satisfactory to the Company and the GAP Purchasers. The Company may not assign any of its rights under this Agreement without the written consent of the GAP Purchasers and ICP. Except as provided in
Article IX, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     12.4 Amendment and Waiver.

          (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by each of (A) the Company, (B) the GAP Purchasers and (C) ICP, and (ii) only in the specific instance and for the specific purpose for which made or given. For the avoidance of doubt, to the extent that any term or condition herein (either generally or in a particular instance and either retroactively or prospectively) may be waived or must be satisfied, only the written consent of the GAP Purchasers and ICP shall be required to effect such waiver on behalf of the Purchasers or for the satisfaction of such provision on behalf of the Purchasers; provided, that any such waiver effected or satisfaction granted in accordance with this sentence shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible) and each future holder of all such securities. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     12.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     12.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     12.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     12.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

     12.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the Registration Rights Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

     12.11 Fees. Upon each of the First Closing and the Second Closing, the Company shall reimburse each of the Purchasers for all of their reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the transactions contemplated by this Agreement; provided, that each of the Purchasers shall have purchased the aggregate number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedules 2.1 or 2.3 hereto, as the case may be, for the aggregate purchase price set forth opposite such Purchaser's name on Schedules 2.1 and 2.3 hereto, as the case may be (the "Aggregate Investment"). In the event that the Company does not consummate the Aggregate Investment, the Company shall reimburse each of the Purchasers for all of their reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the transactions contemplated by this Agreement, up to an aggregate amount of $100,000; provided, that the Purchasers have not materially changed the terms and conditions set forth in this Agreement.

     12.12 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchasers or the financial affairs or proprietary information of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the Purchasers from disclosing information (a) that is already publicly available, (b) that was known to such Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (d) to the extent that such Purchaser reasonably believes it appropriate in order to protect its investment in the Purchased Shares or in order to comply with any Requirement of Law, (e) to such Purchaser's or the Company's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Registration Rights Agreement; and provided further, that GAP LLC and ICP may disclose on their worldwide web pages the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the aggregate amount of each of the Purchasers' investment in the Company. If any announcement is required by law or the rules of any securities exchange or market on which shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

     12.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     12.14 Legal Representation. It is acknowledged that the GAP Purchasers have retained Paul, Weiss, Rifkind, Wharton & Garrison to act as their counsel in connection with the transactions contemplated by the Registration Rights Agreement and that Paul, Weiss, Rifkind, Wharton & Garrison has not acted as counsel for ICP in connection with the transaction contemplated by the Transaction Documents and that ICP does not have the status of a client of Paul, Weiss, Rifkind, Wharton & Garrison for conflict of interest or any other purposes as a result thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

                                         TICKETS.COM, INC.


                                         By: /s/ W. THOMAS GIMPLE
                                             -----------------------------------
                                         Name: W. Thomas Gimple
                                         Title: Chief Executive Officer


                                         GENERAL ATLANTIC PARTNERS 74, L.P.


                                         By:  GENERAL ATLANTIC PARTNERS, LLC,
                                                its General Partner


                                              By: /s/ BRADEN R. KELLY
                                                  ------------------------------
                                              Name: Braden R. Kelly
                                              Title: A Managing Member


                                         GAP COINVESTMENT PARTNERS II, L.P.


                                         By: /s/ BRADEN R. KELLY
                                             -----------------------------------
                                         Name: Braden R. Kelly
                                         Title: A General Partner


                                         GAPSTAR, LLC


                                         By: GENERAL ATLANTIC PARTNERS, LLC,
                                               its Managing Member


                                             By: /s/ BRADEN R. KELLY
                                                 -------------------------------
                                             Name: Braden R. Kelly
                                             Title: A Managing Member

                                         INTERNATIONAL CAPITAL PARTNERS, INC.,
                                           PROFIT SHARING TRUST


                                         By: /s/ N.E. SINACORI
                                             -----------------------------------
                                         Name: N.E. Sinacori
                                         Title: Trustee

                                                                    Schedule 2.1



                   Initial Purchased Shares and Purchase Price



              Purchaser                       Initial Purchased Shares             Purchase Price
              ---------                       ------------------------             --------------

GAP LP                                                6,242,145                      $3,745,287
GAP Coinvestment                                        867,230                      $  520,338
GapStar                                                 473,958                      $  284,375
International Capital Partners, Inc.                  3,250,000                      $1,950,000
                                                     ----------                      ----------
                                     Total:          10,833,333                      $6,500,000
                                                     ==========                      ==========

                                                                    Schedule 2.3



                 Additional Purchased Shares and Purchase Price


              Purchaser                       Additional Purchased Shares          Purchase Price
              ---------                       ---------------------------          --------------

GAP LP                                                 8,162,805                     $4,897,683
GAP Coinvestment                                       1,134,070                     $  680,442
GapStar                                                  619,792                     $  371,875
International Capital Partners, Inc.                   4,250,000                     $2,550,000
                                                      ----------                     ----------
                                     Total:           14,166,667                     $8,500,000
                                                      ==========                     ==========